Exhibit (c)(5)

       February 8, 2019  Special Committee Discussion Materials  PRELIMINARY & CONFIDENTIAL

 PRELIMINARY & CONFIDENTIAL      Agenda  Diligence Update  Negotiation Strategy and Next Steps      I      II  2

PRELIMINARY & CONFIDENTIAL

Diligence Update

DBO has received and discussed with Ignite Management materials analyzing various alternative industry consolidation scenarios, including materials prepared on the following dates:

October 2017		
Merger of Ignite & Spark *(Prepared by Ignite Management)*	Excel model ("Overdrive Ignite Model") describing merger of Ignite and Spark and potential growth initiatives of the combined company with resulting impact on 2022 EBITDA Guidance given to Ignite Management was to prepare a plan that would grow 2022 EBITDA to "pre-recession levels"	Identified potential upside from the following: ▪ Live Event (Capacity Utilization, etc.) ▪ Real Estate Development ▪ Facility Utilization (Music Festivals, etc.) ▪ Cost Efficiencies
October 2017		
Growth Strategy Initiatives *(Prepared by Nova)*	Presentation prepared by Nova and their advisors building off of the analysis reviewing a potential merger of Ignite and Spark Was presented to potential minority investor in Nova	In addition to the items above, also analyzed: ▪ Integrated Sponsorship ▪ Schedule Realignment ▪ Licensing ▪ OTT / TV Channel ▪ eSports ▪ International Expansion
May 2018		
Consolidation Credit Analysis *(Prepared by Ignite Management)*	Excel model analyzing the credit and leverage impact of several different possible industry consolidation scenarios No discussion with credit providers	Analyzed the following: ▪ Nova buyout of public shareholders ▪ Potential minority investment in Nova (19% and 49% scenarios) ▪ Merger with Spark

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 PRELIMINARY & CONFIDENTIAL    MERGER OF IGNITE & SPARK OCTOBER 2017  4

PRELIMINARY & CONFIDENTIAL

Step 1: Ignite Management Analyzed Combination of Ignite & Spark to Identify EBITDA Growth Opportunities

$MM

	2016A	2017E	2018E	2019E	2020E	2021E	2022E	Cumulative Additional EBITDA
Ignite Consolidated EBITDA (Baseline)	$238.7	$237.8					$293.7	
Spark Consolidated EBITDA (Baseline)	127.6	126.2					157.4	
Ignite & Spark Consolidated EBITDA (Baseline)	366.3	364.0					451.1	
Live Event			5.7	28.0	57.9	88.9	129.0	$309.6
Real Estate Development							50.0	$50.0
Facility Utilization			1.1	6.3	9.2	10.8	14.0	$41.3
Cost Efficiency				30.5	30.5	30.5	30.5	$122.0
EBITDA - Growth Projection	$366.3	$364.0					$674.5	$522.9

Key Assumptions:

Live Event		Facility Utilization
Impact Capital:	$700MM spent on 7 projects, 8.5% ROI	Music Festivals
Capacity Management:	Remove total of 415,000 seats	Driving School Relationships
	Removal cost of $100/seat	Karting Facilities
	Projecting 97% attendance by 2022	Adventure Sports
Food/Beverage:	Eliminate outside product	Iconic Sporting Events
Real Estate Development		**Cost Efficiency**
Richmond:	Multi-use facility	Public Company and Family
Phoenix:	Retail dining and entertainment	Corporate Support Services
Chicago:	LT ground lease to 3rd party	Profit Centers (Salary, Wages, etc.)
Charlotte:	Retail dining and entertainment	
Texas:	Retail dining and entertainment	

Source: Overdrive Ignite Model (October 2017)

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 PRELIMINARY & CONFIDENTIAL    GROWTH STRATEGY INITIATIVES OCTOBER 2017  6

 PRELIMINARY & CONFIDENTIAL        Step 2: Nova Created a Growth Strategy InitiativesPresentation for Meetings with a Potential Minority Investor  The October 2017 “Growth Strategy Initiatives” presentation analyzed the following 10 initiatives as part of a strategy to grow consolidated Nova / Ignite / Spark EBITDA to pre-recession levels                      1  Live Event and Fan Experience  6  Licensing  2  Integrated Sponsorship Model  7  OTT / TV Channel  3  Schedule Realignment  8  eSports  4  Real Estate  9  International Expansion  5  Increased Facility Utilization  10  Consolidation Efficiencies      These initiatives were based upon Ignite Management’s analysis and assumptions in the Ignite and Spark consolidation materials  Ignite Management did not provide the analysis and assumptions for these initiatives    Source: Growth Strategy Initiatives (October 2017)  7

 PRELIMINARY & CONFIDENTIAL      Growth Strategy Initiatives Financial Impact  Combined 2017 - 2022 EBITDA Bridge for Nova, Spark, and Ignite                                  $120  $129  $50  $14  $61  $60  $28  $15  $50  $26  $35 $1,024  $436$400$200–  $600  $800  $1,000  $1,200                EBITDA ($MM)    Ignite Generated Figure from Overdrive Ignite Model    Nova Generated Figure from Growth Strategy Initiatives        Ignite Identified Consolidated EBITDA        Nova Identified Consolidated EBITDA  Source: Growth Strategy Initiatives (October 2017)  8

PRELIMINARY & CONFIDENTIAL

Observations on Growth Strategy Initiatives Presentation

- **Prepared as a marketing document to a potential minority investor**
- **None of the transactions contemplated in the presentation are known to have occurred or be pending**
- **Management at Ignite is exploring the following opportunities in the presentation that can be pursued on a standalone basis:**
  - **Live Event:** Capacity utilization and impact capital
  - **Sponsorship:** Integrated sponsorship strategy
  - **Increase Facility Utilization:** New event content
  - **Real Estate:** Exploring additional "ONE DAYTONA" type investments
- **Management has stated no actions have been taken to achieve other opportunities (e.g., investment to support increased food and beverage revenues) and some that have been pursued have achieved mixed success (e.g., use of tracks for non-racing events)**

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 PRELIMINARY & CONFIDENTIAL      Growth Strategy Initiatives | Summary of Ignite AnalysisIndicates analysis provided by Ignite Management  Source: Growth Strategy Initiatives (October 2017)      Initiatives (2017-2022)  Live Event  $129  $0  $129  Sponsorship  –  60  60  Schedule  –  28  28  Real Estate  50  –  50  Utilization  14  –  14  Licensing  –  15  15  OTT  –  50  50  eSports  –  26  26  International  –  35  35  Efficiencies  31  31  61              $MM        Growth Strategy Ig  nite Analyzed Additional    Total  2017E EBITDA  $364  $72  $436  Baseline  87  $33  120  Identified Opportunities per October 2017 Presentation        Total Incremental  $223  $245  $468          Total 2022E EBITDA  $675  $349  $1,024        123    4    10

PRELIMINARY & CONFIDENTIAL

1 Live Event and Fan Experience

Incremental $129MM 2022E EBITDA

Assumptions

- **Impact Capital:** Focus on facilities in need of significant guest enhancements in markets that will yield the greatest sustainable financial returns
  - $100MM average project cost
  - $8.5MM EBITDA recognized first year following construction
  - 7 potential target markets across Ignite and Spark (Richmond, Talladega, and Darlington all mentioned)
- **Capacity Management:** Target to hit 97% of paid utilization for Cup Events and 50% increase in attendance at Xfinity and Camping World series
  - Capacity reductions of 65,000 at Ignite facilities and 350,000 at Spark facilities
  - 2% CAGR for average ticket price across all motorsport events
- **Food & Beverage:** Eliminate outside product and expand services offerings to increase per cap spending from $7.80 to $13.75
- **Consumer Car Parking:** Expand paid parking from $800K revenue contribution to $10.7MM by growing percentage of paid parking

Consolidated EBITDA Contribution



($MM)
$ 6
$ 28
$ 19
$ 5
$ 4
$ 58
$ 30
$ 17
$ 7
$ 4
$ 89
$ 42
$ 34
$ 8
$ 5
$ 129
$ 53
$ 60
$ 10
$ 7
2018E
2019E
2020E
2021E
2022E
Capacity Utilization
Impact Capital
Food & Beverage
Parking

Ignite Management Plan & Commentary[1]

- **Impact Capital:** Annual EBITDA lift of $15.5MM from Richmond Infield, Phoenix Redevelopment, and Talladega Infield by 2022
- **Capacity Management:** ~75% of paid utilization across Ignite facilities for Cup Series
  - Ignite capacity reduction of 65,000 seats completed in 2018
  - ~2% average ticket price growth annually for Cup Series
- **Food & Beverage:** Per cap spending remains at ~$8, with no near-term plans to eliminate outside product and expand services offerings
- **Consumer Car Parking:** No increase included in the Management Plan

Source: Growth Strategy Initiatives (October 2017)
(1) Per Management Plan (January 2019), diligence conversations with Ignite Management, and "Notes & Assumptions" document accompanying the Growth Strategy Initiatives analysis

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PRELIMINARY & CONFIDENTIAL

2 Real Estate

Incremental $50MM 2022E EBITDA

Assumptions

- **Extend the guest experience at existing facilities, similar to ONE DAYTONA:**
  - **Richmond (Ignite):** Multi-use sports facility with retail, dining, hotel and entertainment
  - **Phoenix (Ignite):** Retail, dining, and entertainment
  - **Chicago (Ignite):** Highest and best use study to determine what opportunities exist including long-term ground leases
  - **Charlotte (Spark):** Retail, dining, and entertainment
  - **Texas (Spark):** Retail, dining, and entertainment
- **Investment could range from $500MM - $750MM**
- **Expected returns to be at least 10% unlevered (cash on cash)**
- **EBITDA expectations ~$10MM per investment for a total of $50MM**

ONE DAYTONA Example

($MM)

	Pro Forma
Ignite Incremental EBITDA	
RD&E	$8.2
Shoppes	2.1
Subtotal	$10.3
Ignite Share of JV Cash	
Fairfield	0.5
Autograph	0.4
Residential	0.1
Subtotal	$1.0
Total EBITDA + JV Cash	**$11.3**

Ignite Management Plan & Commentary[(1)]

- **No new real estate development initiatives are included in the Management Plan**
- **The potential Richmond multi-use sports facility and a sale of Auto Club Speedway are the furthest along in the planning process (of the potential real estate opportunities), but not yet discussed in Board materials or reflected in the Management Plan**

Source: Growth Strategy Initiatives (October 2017)
(1) Per diligence conversations with Ignite Management

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PRELIMINARY & CONFIDENTIAL

3 Increased Facility Utilization

Incremental $14MM 2022E EBITDA

Assumptions

- **Assumes the following 2022 EBITDA contributions from new content additions to Ignite and Spark:**
  - Driving schools: $1.5MM
  - OEM ride and drive programs: $1.0MM
  - Music festivals and concerts: $6.4MM from 8 new festivals (cumulative from 2018)
  - Karting facilities: $1.2MM from 6 new facilities
  - Running and adventure events: $0.8MM from 8 new events
  - Holiday light drive-thru shows: $0.6MM from 6 new facility shows
  - Iconic major league sports events: $2.5MM from a major event rotating at same or different facility annually
- **Additional guiding principles:**
  - Preference for content supported by media broadcasters and sustainable over multi-year horizon, with emphasis on partnerships that provide operating capabilities (e.g., AEG and Live Nation for concerts)

Consolidated EBITDA Contribution

($MM)



Music Festivals
Driving Schools
Sporting Events
Other
$ 6
$ 3
$ 2
$ 1
$ 2
$ 9
$ 3
$ 3
$ 1
$ 3
$ 11
$ 3
$ 3
$ 1
$ 4
$ 14
$ 4
$ 3
$ 1
$ 6
$ 14
$ 4
$ 3
$ 2
$ 6
2018E
2019E
2020E
2021E
2022E

Ignite Management Plan & Commentary[1]

- **Ignite has attempted and continues to explore new content opportunities, but thus far these efforts have had mixed results for EBITDA growth**
  - Faster Horses Festival at Michigan and Hard Summer at Fontana: Risk-free upside of concessions revenue
  - Country 500 at Daytona: ($2.4MM) EBITDA loss in 2018
- **The Management Plan reflects only the baseline growth target (i.e., ~1% topline growth) and does not include additional facility utilization upside**

Source: Growth Strategy Initiatives (October 2017)
(1) Per Management Plan (January 2019), diligence conversations with Ignite Management, and "Notes & Assumptions" document accompanying the Growth Strategy Initiatives analysis

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PRELIMINARY & CONFIDENTIAL

4 Consolidation Efficiencies

Incremental $61MM 2022E EBITDA

Assumptions

- **$30.5MM calculated by Ignite Management based on Ignite costs and assumed Spark costs, as well as estimated efficiencies in combining the two entities, in the following areas:**
  - Public company overhead
  - Corporate office functions
  - Sales and marketing
  - Track administration and business support
- **An additional $30.5MM is included in the Nova presentation for consolidation efficiencies**

Consolidated EBITDA Contribution

($MM)



$8
$24
$6
$10
$13
$61
Public Company / Audit Costs
Total Salary, Wages, and Benefits
Total Corporate Function Savings
Event Related Savings
Other Family and General Expenses
Total

Ignite Management Commentary (1)

- **Consolidation efficiencies calculated as part of broader consolidation strategy across Nova, Ignite, and Spark**
  - Elements of Corporate Support Services and Profit Center efficiencies would only be available with entire Nova, Ignite, and Spark consolidation strategy

Source: Growth Strategy Initiatives (October 2017)
(1) Per diligence conversations with Ignite Management

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 PRELIMINARY & CONFIDENTIAL    CONSOLIDATION CREDIT ANALYSIS MAY 2018  15

PRELIMINARY & CONFIDENTIAL

Step 3: Analysis by Ignite Management of Borrowing Capacity to Fund Consolidation of Ignite / Nova and Ignite / Nova / Spark

	Total ($MM)
Nova Valuation:	$2.5
Ignite Valuation:	$2.4
Spark Valuation:	$0.9

$MM	Ignite	Ignite - Nova	Ignite - Nova - Spark
Nova Equity	–	$2.5	$2.5
Ignite Currently Owned	1.0	1.0	1.0
Ignite Acquired	1.4	1.2	1.2
Spark Acquired	–	–	0.9
Equity Sold to Minority Investor / PE	–	(0.3)	(0.4)
FFG Value Owned	**$2.4**	**$4.4**	**$5.2**
Ignite Acquired	–	0.1	0.1
Spark Equity Acquired	–	–	0.1
Equity Acquired from FFG	–	0.3	0.4
Minority Investor / PE Value Owned	–	**$0.5**	**$0.6**
Total Valuation	**$2.4**	**$4.9**	**$5.8**
FFG Ownership		*90%*	*90%*
Minority Investor / PE Ownership		*10%*	*10%*
Sources for FFG			
Excess Cash on Hand	0.2	0.2	0.2
New Debt	0.9	1.0	1.3
Equity Sold to Minority Investor / PE	–	0.3	0.4
Uses for FFG			
Ignite Acquired	1.4	1.2	1.2
Spark Acquired	–	–	0.9
Net Cash Returned to (Required by) FFG	**($0.3)**	**$0.2**	**($0.4)**
Net Cash Returned to (Required by) Minority Investor / PE	–	**($0.4)**	**($0.5)**
Current Debt	0.4	0.4	0.6
New Debt	0.9	1.0	1.3
2018 Total Debt	**$1.3**	**$1.4**	**$1.9**
2024E Total Debt	**$0.8**	**$0.7**	**$0.9**
2018 Leverage / 2024E Leverage	**5.3x / 2.5x**	**4.0x / 1.6x**	**4.2x / 1.7x**

Source: Strategic Consolidation Plan (May 2018)

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PRELIMINARY & CONFIDENTIAL

Capital Required for Consolidation Scenarios

$MM, except per share values

Current Ownership and Valuation	Ignite	Spark
Price (50 Day Avg.)	$41.52	$17.73
Shares Outstanding	44	41
Market Cap	$1,831	$729
Premium	30%	30%
Implied Value	**$2,381**	**$947**
FFG Current Ownership (%)	*42%*	-
FFG Current Ownership ($)	*$993*	–

Ownership Scenarios	Ignite Economic Interest		Spark Acquisition		Funds Required	
	FFG	Minority Investor	FFG	Minority Investor	FFG	Minority Investor
Scenario 1: 100% FFG / 0% Minority Investor						
% Acquired	58%	-	100%	-		
$ Acquired	$1,388	–	$947	–	**$2,335**	**–**
Total Ownership	**100%**	-	**100%**	-		
Scenario 2: 81% FFG / 19% Minority Investor						
% Acquired	39%	19%	81%	19%		
$ Acquired	$927	$461	$764	$184	**$1,690**	**$645**
Total Ownership	**81%**	**19%**	**81%**	**19%**		
Scenario 3: 51% FFG / 49% Minority Investor						
% Acquired	10%	49%	51%	49%		
$ Acquired	$228	$1,160	$486	$462	**$714**	**$1,622**
Total Ownership	**51%**	**49%**	**51%**	**49%**		

Source: Strategic Track Ownership Plan (May 2018)

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